SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                               Amendment No. ( )*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                Support.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    86858W101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 5, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86858W101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Frank P. "Quint" Slattery

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,239,375(1)

----------
(1) The Reporting Person's spouse indirectly beneficially owns 70,000 shares through Cody Peak Management, LP, a private investment partnership over which she has investment discretion. The Reporting Person disclaims beneficial ownership over the 70,000 shares indirectly beneficially owned by his spouse.

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,239,375

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,239,375

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.96%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 86858W101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Symmetry Peak Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,169,375

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,169,375

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,169,375

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.81%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 86858W101
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Symmetry Peak, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,817,290

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,817,290

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,817,290

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.05%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 86858W101
          ---------

Item 1(a).  Name of Issuer:

            Support.com, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1900 Seaport Boulevard, 3rd Floor
            Redwood City, CA 94063
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Frank P. "Quint" Slattery
            Symmetry Peak Management, L.L.C.
            Symmetry Peak L.P.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Frank P. "Quint" Slattery
            c/o Symmetry Peak Management, L.L.C.
            555 East Lancaster Avenue, Suite 660
            Radnor, Pennsylvania 19087

            Symmetry Peak Management, .L.L.C.
            555 East Lancaster Avenue, Suite 660
            Radnor, Pennsylvania 19087

            Symmetry Peak, LP
            c/o Symmetry Peak Management, L.L.C.
            555 East Lancaster Avenue, Suite 660
            Radnor, Pennsylvania 19087
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Frank P. "Quint" Slattery - United States
            Symmetry Peak Management, L.L.C. - Delaware
            Symmetry Peak, L.P. - Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.0001 par value per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            86858W101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Frank P. "Quint" Slattery:  3,239,375 shares
          Symmetry Peak Management, L.L.C.:  3,169,375 shares
          Symmetry Peak, LP:  2,817,290 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Frank P. "Quint" Slattery:  6.96%
          Symmetry Peak Management, LLC:  6.81%
          Symmetry Peak, LP:  6.05%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which Frank P. "Quint" Slattery has:

          (i)  Sole power to vote or to direct the vote                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote        3,239,375
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    3,239,375
                                                               ----------------.

     (d)  Number of shares as to which Symmetry Peak Management, L.L.C. has:

          (i)  Sole power to vote or to direct the vote                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote        3,169,375
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    3,169,375
                                                               ----------------.

          Number of shares as to which Symmetry Peak, L.P. has:

          (i)  Sole power to vote or to direct the vote                  0
                                                               ----------------,

          (ii) Shared power to vote or to direct the vote        2,817,290
                                                               ----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                               ----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                    2,817,290
                                                               ----------------.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [].

          N/A
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

     Certification for Rule 13d-1(c): By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        October 9, 2009
                                        ----------------------------------------
                                                        (Date)

                                        /s/ Frank P. "Quint" Slattery
                                        ----------------------------------------
                                        Frank P. "Quint" Slattery


                                        Symmetry Peak Management, L.L.C.

                                        By: /s/ Frank P. "Quint" Slattery
                                        ----------------------------------------
                                        Title: Managing Member


                                        Symmetry Peak, L.P.

                                        By: /s/ Frank P. "Quint" Slattery
                                        ----------------------------------------
                                        Title: Managing Member of Symmetry Peak
                                               Capital, LLC, its General Partner

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated October 9, 2009 relating to the Common Stock, $0.0001 par value per share of Support.com, Inc. shall be filed on behalf of the undersigned.

                                        /s/ Frank P. "Quint" Slattery
                                        ----------------------------------------
                                        Frank P. "Quint" Slattery


                                        Symmetry Peak Management L.L.C.

                                        By: /s/ Frank P. "Quint" Slattery
                                        ----------------------------------------
                                        Title: Managing Member


                                        Symmetry Peak, L.P.

                                        By: /s/ Frank P. "Quint" Slattery
                                        ----------------------------------------
                                        Title: Managing Member of Symmetry Peak
                                               Capital, LLC, its General Partner

SK 21913 0001 1035972